NEWS RELEASE
AGL Resources Reports Third Quarter 2012 Earnings

▪	Diluted GAAP earnings per share (EPS) of $0.08 versus loss per share of $(0.04) in third quarter 2011

▪	Excluding Nicor merger-related expenses, adjusted diluted non-GAAP EPS of $0.09 for third quarter 2012 compared to $0.02 for third quarter 2011

▪	First nine-months 2012 diluted EPS of $1.48 (GAAP)/$1.56 (non-GAAP), compared to diluted EPS of $1.78 (GAAP)/$1.99 (non-GAAP) for same period 2011

▪
Storage hedge losses related to rising natural gas prices result in $0.08 negative 3Q12 earnings impact; earnings expected to be realized in future periods when natural gas inventory is withdrawn from storage

▪	2012 financial results include Nicor’s operations as the merger closed in December 2011

ATLANTA, November 1, 2012 -- AGL Resources Inc. (NYSE: GAS) today reported third quarter 2012 net income of $9 million, or $0.08 per basic and diluted share, compared to a net loss of $3 million, or $(0.04) per basic and diluted share, reported for the same period last year. Excluding merger-related expenses of $0.01 per share in 2012 and $0.06 per share in 2011, adjusted EPS was $0.09 for the third quarter of 2012 and $0.02 per diluted share for the third quarter of 2011. On a GAAP basis, the primary year-over-year driver of 2012 earnings is the addition of Nicor’s businesses, whose results are not reflected in 2011 comparisons.

Year-to-date through September 30, 2012, net income was $173 million, or $1.48 per basic and diluted share, compared to net income of $139 million, or $1.79 per basic share and $1.78 per diluted share for the same period in 2011. Excluding merger-related expenses, adjusted EPS year-to-date through September 30, 2012 was $1.56 per diluted share compared to $1.99 per diluted share for the same period last year. Year-to-date EPS was negatively impacted by $0.13 due to warmer than normal weather experienced in 2012, as well as third quarter 2012 losses of $0.08 associated with movement in hedges of storage and transportation positions.

“While market fundamentals including warmer than normal weather and increased pension expense have created a challenging operating environment for us this year, we have managed to effectively control costs across each of our business units and maintain a robust level of infrastructure investment at our regulated utilities. Our wholesale services segment has created nearly $60 million in economic value since this time last year and we expect to realize that value over the coming quarters,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources. “To date our integration efforts related to the Nicor transaction have been very successful, and we have delivered on efficiencies across the entire organization. We will continue to pursue initiatives that help to offset the fundamentals impacting many of our businesses.”

2012 OPERATING SEGMENT RESULTS

Distribution Operations

The distribution operations segment, which consists of our seven utilities, contributed EBIT of $80 million for the third quarter of 2012, an increase of $10 million compared to EBIT of $70 million for the same period in 2011. The increase was primarily the result of a $15 million contribution from the addition of Nicor Gas.

Year-to-date through September 30, 2012, the distribution operations segment contributed EBIT of $374 million, an increase of $89 million compared to EBIT of $285 million for the same period in 2011. The increase was primarily the result of an $86 million contribution from the addition of Nicor Gas. The previously described warmer than normal weather experienced in the first half of 2012 negatively affected EBIT in the Distribution Operations segment by $16 million.

Retail Operations

The retail operations segment, which consists of SouthStar Energy Services and several Nicor retail businesses that provide energy-related products and services, contributed EBIT of $5 million for the third quarter of 2012, an increase of $10 million compared to an EBIT loss of $5 million for the same period in 2011. The increase was primarily a result of the addition of Nicor’s retail businesses and increased margins resulting from reduced transportation and gas costs and lower bad debt expense at SouthStar.

Year-to-date through September 30, 2012, the retail operations segment contributed EBIT of $79 million, an increase of $15 million compared to EBIT of $64 million for the same period in 2011. The increase year-over-year is due primarily to the addition of Nicor’s retail businesses, as well as increased margins from reduced transportation and gas costs and higher commercial asset optimization at SouthStar. These improvements were partially offset by a $9 million year-over-year EBIT decline resulting from the significantly warmer weather experienced during 2012 as compared to the prior-year period.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, reported an EBIT loss of $23 million in the third quarter of 2012, compared to an EBIT loss of $37 million for the same period in 2011. Commercial activity increased $38 million compared to the third quarter of the prior year, in part driven by the absence of losses associated with pipeline constraints in the Marcellus shale region recorded in the third quarter of 2011, as well as the absence of credit losses associated with a customer that filed for bankruptcy during the third quarter of 2011. As a result of rising gas prices, Sequent recorded storage hedge losses of $15 million during the third quarter of 2012, compared to storage hedge gains of $14 million in the third quarter of 2011. Hedge gains and losses are affected primarily by changes in the price of natural gas and by changes in transportation basis spreads in the period.

Year-to-date through September 30, 2012, the wholesale services segment reported an EBIT loss of $13 million, compared to a loss of $9 million for the same period in 2011. The year-to-date results were primarily due to changes in the value of hedges of storage and transportation positions, partially offset by an increase in commercial activity.

As the price of natural gas increased during the third quarter, Sequent recorded hedge losses on its portfolio of storage assets, adding an equivalent value to the storage-related rollout value locked-in at September 30, 2012. Further, higher seasonal price differentials (summer 2012 to winter 2012 – 2013) during the third quarter 2012 provided additional opportunities for Sequent to improve its storage positions. Sequent’s storage rollout schedule as of September 30, 2012 was $65 million on 58 billion cubic feet (Bcf) of natural gas inventory. This compares to $6 million at the same point last year. The rollout value is expected to be recognized as operating revenues in 2012 and 2013 when projected withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices, and this value is expected to be partially offset by lower operating revenues from Sequent’s forward transportation portfolio as compared to last year.

Midstream Operations

The midstream operations segment, consisting primarily of our natural gas storage facilities including Jefferson Island Storage and Hub, Golden Triangle Storage and Central Valley Gas Storage, as well as Magnolia pipeline, contributed EBIT of $1 million in the third quarter of 2012, compared to $2 million for the same period in 2011.

Year-to-date through September 30, 2012, the midstream operations segment EBIT of $6 million was consistent with the same period in 2011.

Cargo Shipping

Our cargo shipping segment consists primarily of Tropical Shipping, a containerized cargo shipping company serving the Bahamas and Caribbean regions, and Seven Seas, a domestic cargo insurance company. This segment reported an EBIT loss of $1 million in the third quarter of 2012, and year-to-date through September 30, 2012.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the third quarter of 2012 was $45 million, an increase of $14 million from the third quarter of 2011. The increase resulted from higher average debt outstanding, primarily the result of the additional long-term debt issued during 2011 in connection with the Nicor merger and the additional debt assumed following the closing of the merger transaction. Interest expense year-to-date 2012 was $137 million, an increase of $45 million compared to the prior year due to the same factors that influenced the third quarter.

Income taxes for the third quarter of 2012 were $6 million, an $8 million increase compared to the third quarter of 2011. Year-to-date income taxes through September 30, 2012 were $106 million, $21 million higher than the same period in 2011. The increase for both periods was due to higher consolidated earnings for 2012 relative to the prior year due to the addition of Nicor’s businesses.

2012 EARNINGS OUTLOOK

AGL Resources provides earnings per share guidance estimates based on normal weather, among other assumptions. The historically warm weather experienced during the first half of 2012 and hedge gains and losses through the first nine months of 2012 have been factored into our guidance range, which we have revised to be in the range of $2.60 to $2.75 per diluted share. However, fourth quarter 2012 weather and changes in the value of our storage and transportation portfolios could impact this guidance range.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2012 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

 EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its third quarter 2012 results on November 1 at 9 a.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 866.383.8009 if calling from the U.S., or 617.597.5342 if dialing from outside the U.S. (Passcode: 87750312).  A replay of the conference call will be available by dialing 888.286.8010 in the United States or 617.801.6888 outside the U.S. (Passcode: 54228177). A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation's largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean regions. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, when we expect to realize the economic value created by our storage-related business, our projected storage withdrawal schedule and our 2012 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures, including the Nicor merger; the limits on natural gas pipeline capacity; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; the outcome of litigation; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income and other income and expenses. Items that are not included in EBIT are income taxes and financing costs, including debt and interest expense, each of which the company evaluates on a consolidated basis.  The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, Nicor merger expenses and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS), which excludes expenses incurred with respect to the Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. AGL Resources also expects to record certain merger-related expenses in 2012 and will exclude nonrecurring integration–related expenses from its 2012 adjusted results.  Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. We also discuss the impact to diluted EPS due to warmer-than-normal weather in the nine months ended September 30, 2012.

EBIT, operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Operating revenues (include revenue taxes of $8 million and $63 million for the three and nine months in 2012).	$614	$295	$319	$2,704	$1,548	$1,156
Operating expenses
Cost of goods sold	215	112	(103)	1,174	701	(473)
Operation and maintenance	212	103	(109)	675	351	(324)
Depreciation and amortization	104	43	(61)	310	126	(184)
Nicor merger expenses (1)	2	2	–	15	12	(3)
Taxes other than income taxes	27	11	(16)	123	36	(87)
Total operating expenses	560	271	(289)	2,297	1,226	(1,071)
Operating income	54	24	30	407	322	85
Other income	6	1	5	19	4	15
Earnings before interest and taxes	60	25	35	426	326	100
Interest expense, net	45	31	(14)	137	92	(45)
Earnings (loss) before income taxes	15	(6)	21	289	234	55
Income tax expense (benefit)	6	(2)	(8)	106	85	(21)
Net income (loss)	9	(4)	13	183	149	34
Less net income (loss) attributable to the noncontrolling interest	0	(1)	(1)	10	10	–
Net income (loss) attributable to AGL Resources Inc.	$9	$(3)	$12	$173	$139	$34

Earnings (loss) per common share
Basic	$0.08	$(0.04)	$0.12	$1.48	$1.79	$(0.31)
Diluted	$0.08	$(0.04)	$0.12	$1.48	$1.78	$(0.30)

Weighted average shares outstanding
Basic	117.1	78.1	(39.0)	116.9	77.9	(39.0)
Diluted	117.5	78.1	(39.4)	117.3	78.4	(38.9)

(1)
Nicor merger expenses shown are related to O&M expense. Adjusted earnings per share reflecting merger costs for 2011 periods also include incremental debt issuance costs and interest expense related to financing the cash portion of the purchase consideration in advance of the merger closing date. For a more detailed explanation of merger costs, please refer to Note 3 of the AGL Resources Form 10-Q as filed on 11/1/12.

AGL Resources Inc.
EBIT Schedule
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Distributions operations	$80	$70	$10	$374	$285	$89
Retail operations	5	(5)	10	79	64	15
Wholesale services	(23)	(37)	14	(13)	(9)	(4)
Midstream operations	1	2	(1)	6	6	0
Cargo shipping	(1)	0	(1)	(1)	0	(1)
Corporate/other	(2)	(5)	3	(19)	(20)	1
Consolidated EBIT	60	25	35	426	326	100
Interest expenses, net	45	31	(14)	137	92	(45)
Income tax expense (benefit)	6	(2)	(8)	106	85	(21)
Net income (loss)	9	(4)	13	183	149	34
Less net income (loss) attributable to the noncontrolling interest	–	(1)	(1)	10	10	0
Net income (loss) attributable to AGL Resources Inc.	$9	$(3)	$12	$173	$139	$34

Earnings (loss) per common share
Basic	$0.08	$(0.04)	$0.12	$1.48	$1.79	$(0.31)
Diluted	$0.08	$(0.04)	$0.12	$1.48	$1.78	$(0.30)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2012	2011	Fav / (Unfav)	2012	2011	Fav / (Unfav)
Operating revenues	$614	$295	$319	$2,704	$1,548	$1,156
Cost of goods sold	(215)	(112)	(103)	(1,174)	(701)	(473)
Revenue tax expense	(8)	0	(8)	(62)	0	(62)
Operating margin	$391	$183	$208	$1,468	$847	$621

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Basic earnings (loss) per share - as reported	$0.08	$(0.04)	$1.48	$1.79
Transaction costs of Nicor merger (per share)	0.01	0.06	0.08	0.21
Basic earnings per share - as adjusted	$0.09	$0.02	$1.56	$2.00

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Diluted earnings (loss) per share - as reported	$0.08	$(0.04)	$1.48	$1.78
Transaction costs of Nicor merger (per share)	0.01	0.06	0.08	0.21
Diluted earnings per share - as adjusted	$0.09	$0.02	$1.56	$1.99